Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into effective as of August 13, 2012 (the "Effective Date"), by and between Safe Auto Insurance Company, an Ohio corporation with its principal place of business at 4 Easton Oval, Columbus, Ohio 43219-6010 (the "Company"), and Ronald H. Davies, an individual having an address of 4792 Legare Lane, New Albany, Ohio 43230 ("Executive").

In consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, including but not limited to the employment, and continued employment, of Executive by the Company, the Company and Executive agree as follows:

1.       Employment. Executive is employed hereunder as the Company's Chief Executive Officer ("CEO"), upon such terms and conditions set forth in this Agreement.

2.       Term. This Agreement and the employment of Executive commences for the term of three years beginning on the Effective Date and ending August 12, 2015, subject to prior termination as provided herein (the "Initial Employment Term"). This Agreement will automatically renew a maximum of two times only after the Initial Employment Term for successive one-year periods (each, a "Renewal Employment Term" and, collectively with the Initial Employment Term, the "Employment Term"); provided, however, that either party may terminate the Agreement at the end of the Initial Employment Term or the first Renewal Employment Term by providing the other party with written notice of termination at least three (3) months prior to the expiration thereof; further provided, however, that, (i) if the Company terminates this Agreement, pursuant to this Section 2, at the end of the Initial Employment Term or any Renewal Employment Term, or (ii) if the Agreement terminates in accordance with its terms at the end of the second Renewal Employment Term, such termination will be deemed a termination Without Cause under Section 10 of this Agreement.

3.       Duties and Responsibilities. Executive's duties shall include the performance of all duties customarily discharged by a chief executive officer, consistent with Company policies and budgets. In such capacity, Executive shall report directly to the Chairmen of the Board of Directors of the Company (the "Chairmen of the Board") and shall perform the duties and responsibilities of CEO in accordance with instructions provided from time to time by the Chairmen of the Board and/or the Board of Directors of the Company (the "Board"). Executive agrees that he will adhere to the rules, policies and guidelines set forth by the Company, the Board and the Chairmen of the Board. Executive agrees to devote his full business time and attention to the Company's affairs (reasonable vacations and periods of leave, and reasonable time developed to charitable, trade and civic organizations excepted), so as to assure full and efficient performance of his duties hereunder.

4.       Signing Bonus. In consideration of Executive's execution of this Agreement, the Company will pay Executive a one-time cash signing bonus in the total amount of $200,000.00, to be paid in four equal installments of $50,000.00 each on August 31, 2012, November 30, 2012, February 28, 2013, and May 31, 2013 (the "Signing Bonus"), subject to the provisions of Section 10 below regarding termination.

5.       Base Salary. During the Employment Term, the Company will pay Executive an annual base salary of $400,000.00 (the "Base Salary"), or such greater amount as may be determined from time to time by the Board, payable in approximately equal installments in accordance with the Company's regular payroll practices. In addition, for each subsequent fiscal year of the Company during the Employment Term, the Company will adjust the Base Salary consistent with the increase (if any) in the Consumer Price Index ("CPU") as reported by the United States Bureau of Labor Statistics for the preceding fiscal year, provided that the Company will not reduce the Base Salary if there is a decrease in the CPI.

6.       Incentive Bonus. For each fiscal year of the Company during the Employment Term, Executive will be entitled to receive a cash incentive bonus based on the Company's gross revenues and underwriting profit for such fiscal year (the "Incentive Bonus") as follows:

a.
Gross Revenue Growth. In the event that the Company's gross revenues for the applicable fiscal year increase by at least 2.5% from the Company's gross revenues for the immediately preceding fiscal year, as reflected in the Company's internally prepared financial statements (which will be prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), and be certified in writing by the Company's Chief Financial Officer), the Company will pay to Executive an "Incentive Bonus For Gross Revenue Growth" for such fiscal year equal to the product of (A) S10,000.00 and (B) the actual percentage increase in gross revenues for such fiscal year. For example, if gross revenues increase by 2.4% for the applicable fiscal year, the Company would pay no Incentive Bonus For Gross Revenue Growth to Executive for such fiscal year. If gross revenues increase by 7.5% for the applicable fiscal year, the Company would pay to Executive $75,000.00 ($10,000 times 7.5) for such fiscal year. Notwithstanding the above, in the event that the Company experiences an Underwriting Loss (as defined below) in any fiscal year, then the Company will deduct from the amount of the Incentive Bonus For Gross Revenue Growth due to Executive for such fiscal year (if any) the product of (A) $25,000.00 and (B) the Underwriting Loss. In the event that such deduction exceeds the amount of the Incentive Bonus For Gross Revenue Growth due for any fiscal year, then no Incentive Bonus For Gross Revenue Growth will be paid for such fiscal year. For example, if the Executive is entitled to a $100,000 Incentive Bonus For Gross Revenue Growth and the Company has an Underwriting Loss of 1.5%, the Company will pay Executive $62,500 as the Incentive Bonus For Gross Revenue Growth for such fiscal year ($100,000 minus ($25,000 times 1.5)). For any fiscal year of the Company in which Executive is not an employee for the entire fiscal year but is employed on the last day of such fiscal year, the amount of the Incentive Bonus For Gross Revenue Growth (if any) will be pro-rated based on the number of days during such fiscal year that Executive is an employee of the Company. "Underwriting Loss" means the ratio of (A) gross loss from insurance operations, including all fees, before taxes, but excluding all investment income, to (B) earned premium, as calculated by the Company's Chief Financial Officer based on the Company's internally prepared financial statements for the applicable fiscal year. Underwriting Loss will be derived from the Company's internally prepared financial statements in accordance with the Company's past practices (which will be prepared in accordance with GAAP), and be certified in writing by the Company's Chief Financial Officer.

b.
Underwriting Profit. In the event that the Company's Underwriting Profit (as defined below) for the applicable fiscal year is at least 2.0%, the Company will pay to Executive an Incentive Bonus For Underwriting Profit for such fiscal year equal to the product of (A) $25,000.00 and (B) the actual percentage of Underwriting Profit for such fiscal year. For example, if Underwriting Profit is 1.9% for the applicable fiscal year, the Company will pay no Incentive Bonus For Underwriting Profit to Executive for such fiscal year. If Underwriting Profit is 3.5% for the applicable fiscal year, the Company would pay to Executive $87,500.00 ($25,000.00 times 3.5) for such fiscal year. For any fiscal year of the Company in which Executive is not an employee of the Company for the entire fiscal year but is employed on the last day of such fiscal year, the amount of the Incentive Bonus For Underwriting Profit (if any) will be pro-rated based on the number of days during such fiscal year that Executive is an employee of the Company. For purposes of this Agreement, "Underwriting Profit" means the ratio of (A) gross income from insurance operations, including all fees, before taxes, but excluding all investment income, to (B) earned premium, as calculated by the Company's Chief Financial Officer based on the Company's internally prepared financial statements for the applicable fiscal year. Underwriting Profit will be derived from the Company's internally prepared financial statements in accordance with the Company's past practices (which will be prepared in accordance with GAAP), and be certified in writing by the Company's Chief Financial Officer.

c.
Except as otherwise set forth in Section 10 hereof, in order to earn an Incentive Bonus for any given fiscal year of the Company, Executive must be employed by the Company on the last day of such fiscal year. The Company will pay the Incentive Bonus (if any) payable to Executive under this Section 6 for a given fiscal year no later than the 15th day of the third month after the last day of such fiscal year.

7.       Fringe Benefits. During the Employment Term, the Company will further provide Executive with all health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, paid holidays and vacations, perquisites and such other fringe benefits of employment as the Company may from time-to-time provide to similarly situated executive offers of the Company, excluding the Chairmen of the Board.

8.     Reimbursement of Expenses. The Company will reimburse Executive for disbursements or expenses reasonably incurred by Executive in connection with the Executive's duties hereunder. All reimbursement under the preceding sentence will be made upon the presentation of expense vouchers or reports in accordance with the standard procedures of the Company with respect to expense items. The Company will reimburse Executive for all relocation expenses incurred in connection with Executive's move to the Columbus, Ohio metropolitan area plus any temporary housing expenses within six (6) months of the date of this Agreement.

9.        Phantom Equity Compensation. Subject to the terms and conditions in this Section 9, upon the first (if any) of (i) an Asset Transaction (as defined below), (ii) a Stock Transaction (as defined below), (iii) a Qualifying Termination Event (as defined below), or (iv) a Qualifying Public Offering (as defined below) to occur during the Employment Term, the Executive will be eligible to receive an additional cash payment as provided in Section 9(b) in the case of an Asset Transaction or a Stock Transaction, 9(c) in the case of a Qualifying Termination Event or 9(d) in the case of a Qualifying Public Offering. Each of the payments provided in Sections 9(b), (c) and (d) represents a separate payment of compensation independent from the other payments described in this Section 9, although each of these payments shall be referred, collectively, as a "Phantom Equity Bonus" and be payable as described below.

a.	Definitions. For purposes of this Section 9,

(1)
"Asset Transaction" means the closing of a sale or other disposition (whether in one transaction or a series of related transactions) of all or substantially all of the assets of Safe Auto Insurance Group, Inc. ("Safe Auto").

(2)
"Book Value" means the value of the total assets of Safe Auto less the value of the total liabilities of Safe Auto as of the last day of each month as reflected in Safe Auto's internally prepared consolidated monthly financial statements (the "Monthly Financial Statements"), which Monthly Financial Statements will be prepared in accordance with GAAP and be certified in writing by Safe Auto's Chief Financial Officer.

(3)	"2012 Book Value" means the lowest monthly Book Value in Safe Auto's 2012 fiscal year.

(4)
"Qualifying Public Offering" means the closing of the sale of Safe Auto common shares in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act").

(5)
"Qualifying Termination Event" means this Agreement and Executive's employment is terminated (A) by the Company Without Cause (as defined below) or as a result of Executive's death or Disability (as defined below); (B) by Executive provided Executive (1) provides a minimum of 30 days prior written notice to the Company of his intent to terminate the Agreement and (ii) continues to perform his duties through the remainder of his employment; (C) by Executive with Good Reason (as defined below).

(6)
"Stock Transaction" means the closing of a consolidation or merger of Safe Auto with or into any other entity, a sale of common shares of Safe Auto in a transaction (or series of related transactions) or any other similar transaction (or series of related transactions), in each case as a result of which the shareholders of Safe Auto immediately prior to such consolidation, merger, stock sale or other transaction and any affiliates (as defined in the Securities Act) of such shareholders own less than a majority of the voting power of the surviving or acquiring entity immediately after such consolidation, merger, stock sale or other transaction.

(7)
"Termination Book Value" means, with respect to a Qualifying Termination Event, the Book Value as of the last day of the month immediately preceding the month in which such Qualifying Termination Event occurs.

(8)
"Transaction Value" means (A) in the case of a Stock Transaction, the aggregate value of the consideration payable to the shareholders of Safe Auto in connection with such Stock Transaction in respect of their Safe Auto common shares; (B) in the case of an Asset Transaction, the aggregate value of the cash and any other property distributed to the shareholders of Safe Auto as a result of such Asset Transaction in respect of their Safe Auto common shares; and (C) in the case of a Qualifying Public Offering, an amount equal to the product of (i) the public offering price of the Safe Auto common shares in the Qualifying Public Offering and (ii) the number of Safe Auto common shares outstanding immediately preceding the closing of the Qualifying Public Offering. In the event that any part of the consideration payable to the shareholders of Safe Auto in connection with a Stock Transaction or distributed to the shareholders of Safe Auto in connection with an Asset Transaction consists of property other than cash or cash equivalents, the Board, in good faith, shall determine the value of such non-cash consideration for purposes of this Section 9.

b.
Asset Transaction or Stock Transaction. In the event that an Asset Transaction or a Stock Transaction occurs and the Transaction Value exceeds the 2012 Book Value, then the Company will pay to Executive a Phantom Equity Bonus equal to the product of (1) 0.03 and (2) the difference between the Transaction Value and the 2012 Book Value. For example, if the Transaction Value is $300,000,000.00 and the 2012 Book Value is $160,000,000.00, then the Company will pay to Executive $4,200,000.00 (0.03 times ($300,000,000.00 minus $160,000,000.00)). In the case of an Asset Transaction, the Company will pay the Phantom Equity Bonus (if any) payable to Executive under this Section 9(b) at such time or times as Safe Auto makes a distribution to its shareholders as a result of such Asset Transaction in respect of their Safe Auto common shares. In the case of a Stock Transaction, the Company will pay the Phantom Equity Bonus (if any) payable to Executive under this Section 9(b) at such time or times as the shareholders of Safe Auto are entitled to receive the consideration payable in connection with the Stock Transaction in respect of their Safe Auto common shares. For the avoidance of doubt, Executive acknowledges and agrees that he shall not be entitled to a Phantom Equity Bonus in connection with an Asset Transaction or a Stock Transaction if (1) the 2012 Book Value is equal to or exceeds the Transaction Value or (2) he is not an employee of the Company on the date of the Asset Transaction or Stock Transaction. In no event, however, will the Phantom Equity Bonus be paid after the later of (1) the last day of the fiscal year in which the Asset Transaction or Stock Transaction occurred, or (2) the 15th day of the 3rd month after the date in which the Asset Transaction or Stock Transaction occurred.

c.
Qualifying Termination Event. In the event that a Qualifying Termination Event occurs and the Termination Book Value exceeds the 2012 Book Value, then the Company will pay to Executive an amount equal to the product of (1) 0.03 and (2) the difference between the Termination Book Value and the 2012 Book Value within 30 days of the date of termination. For example, if the Termination Book Value is $200,000,000.00 and the 2012 Book Value is $160,000,000.00, then the Company will pay to Executive $1,200,000.00 (0.03 times ($200,000,000.00 minus $160,000,000.00)). For the avoidance of doubt, Executive acknowledges and agrees that he shall not be entitled to a Phantom Equity Bonus in connection with a Qualifying Termination Event if the 2012 Book Value is equal to or exceeds the Termination Book Value.

d.
Qualifying Public Offering. In the event that a Qualifying Public Offering occurs and the Transaction Value exceeds the 2012 Book Value, then the Company shall pay to Executive an amount equal to the product of (1) 0.03 and (2) the difference between the Transaction Value and the 2012 Book Value within 30 days of the closing of the Qualifying Public Offering. For the avoidance of doubt, Executive acknowledges and agrees that he shall not be entitled to a Phantom Equity Bonus in connection with a Qualifying Public Offering if (1) the 2012 Book Value is equal to or exceeds the Transaction Value or (2) he is not an employee of the Company on the date of the Qualifying Public Offering.

e.
Only One Phantom Equity Payment. Notwithstanding anything to the contrary herein, the Executive may receive only one Phantom Equity Bonus payment pursuant to this Section 9. For example, if a Qualifying Public Offering occurs and the Executive receives a Phantom Equity Bonus payment in connection therewith and thereafter a Qualifying Termination Event occurs, the Executive will not be eligible to receive a Phantom Equity Bonus payment in connection with such Qualifying Termination Event.

10.      Termination

a.	By The Company. The Company may terminate this Agreement (except in the event of death of the Executive, which will terminate this Agreement), and Executive's employment, for the following reasons:

i.
In the event of death of Executive. Upon termination of this Agreement by reason of the death of Executive, the Company shall pay to Executive's estate: (1) any Base Salary earned but unpaid prior to the date of termination; (2) any unpaid installments of the Signing Bonus; (3) a pro-rated amount of the Incentive Bonus (if any) for each of Gross Revenue Growth and Underwriting Profit which Executive is eligible to receive pursuant to Section 6 hereof with respect to the fiscal year in which the termination occurs calculated based on (A) the Company's gross revenues, Underwriting Profit and Underwriting Loss, as applicable, for such fiscal year, assuming that such fiscal year ended on the last day of the month immediately preceding the month in which the termination occurs (compared, in the case of Gross Revenue Growth, to the Company's gross revenues for the immediately preceding fiscal year, assuming such fiscal year ended on the last day of the month immediately preceding the month which includes the date that is one year prior to the date of termination) and (B) the number of full calendar month[l]s that have elapsed in the fiscal year in which the termination occurs; and (4) the Phantom Equity Bonus (if any), as set forth in Section 9 above.

ii.
If Executive is unable to perform the duties of his position by reason of a medically certified physical or mental disability for a period of six consecutive months ("Disability"). If this Agreement terminates by reason of the Disability of Executive, the Company shall pay to Executive: (1) any Base Salary earned but unpaid prior to the date of termination; (2) any unpaid installments of the Signing Bonus; (3) a pro-rated amount of the Incentive Bonus (if any) for each of Gross Revenue Growth and Underwriting Profit which Executive is eligible to receive pursuant to Section 6 hereof with respect to the fiscal year in which the termination occurs calculated based on (A) the Company's gross revenues, Underwriting Profit and Underwriting Loss, as applicable, for such fiscal year, assuming that such fiscal year ended on the last day of the month immediately preceding the month in which the termination occurs (compared, in the case of Gross Revenue Growth, to the Company's gross revenues for the immediately preceding fiscal year, assuming such fiscal year ended on the last day of the month immediately preceding the month which includes the date that is one year prior to the date of termination) and (B) the number of full calendar months that have elapsed in the fiscal year in which the termination occurs; and (4) the Phantom Equity Bonus (if any), as set forth in Section 9 above. The determination of Disability shall be made by three (3) physicians, one of whom shall be appointed by Company, one by Executive and one by the two appointed physicians. The determination by any two (2) of such physicians shall be final and binding. Executive agrees to submit to one or more medical examinations by such physicians and to permit Company access to their findings. The expense of any such examinations shall be borne by Company.

iii.
For "Cause." "Cause" is defined as: (1) Executive's gross negligence of his duties or willful misconduct in the performance of his duties; (2) Executive's fraud against the Company, theft, misappropriation or embezzlement of the assets of the Company; (3) Executive's material breach of this Agreement; provided, however, that Executive shall have thirty (30) days after written notice from the Board to cure such breach to the Board's reasonable satisfaction; (4) Executive's material violation of the Company's written policies including, but not limited to, the Company's policies prohibiting sexual harassment, intentional unlawful discrimination, or the creation of a hostile work environment; or (5) Executive's arrest for or conviction or pleas of guilty or nolo contendere of any crime which involves moral turpitude or results in material harm to the Company. In the event that the Company terminates this Agreement and Executive's employment for Cause, the Company shall pay to Executive any Base Salary earned but unpaid prior to the date of termination, but shall have no obligation to provide Employee with any other compensation of any nature whatsoever including, without limitation, any unpaid installments of the Signing Bonus.

iv.
"Without Cause." The Company may terminate this Agreement and Executive's employment "Without Cause" at any time, for any reason, or for no reason at all. In the event that the Company terminates this Agreement and Executive's employment Without Cause, the Company shall pay to Executive: (1) any Base Salary earned but unpaid prior to the date of termination; (2) severance pay equivalent to the greater of (A) Base Salary from the date of termination to August 12, 2015 payable in accordance with the Company's regular payroll practices, or (B) one year of the then current Base Salary from the date of termination, payable in accordance with the Company's regular payroll practices, provided that the amount of severance pay due under this Section 1O(a)(iv)(B) shall be reduced by the amount of any Phantom Equity Bonus paid to Executive at termination or at any time during his employment, and by the amount of any special distributions equivalent to dividends made to Executive at any time during his employment (thus, for example, if the amount of Base Salary is $400,000, and $100,000 in Phantom Equity Bonus and $100,000 in dividends are paid to the Executive during his employment, then the amount of severance pay due to Executive under this section will be $200,000); (3) any unpaid installments of the Signing Bonus; (4) a pro-rated amount of the Incentive Bonus (if any) for each of Gross Revenue Growth and Underwriting Profit which Executive is eligible to receive pursuant to Section 6 hereof with respect to the fiscal year in which the termination occurs calculated based on (A) the Company's gross revenues, Underwriting Profit and Underwriting Loss, as applicable, for such fiscal year, assuming that such fiscal year ended on the last day of the month immediately preceding the month in which the termination occurs (compared, in the case of Gross Revenue Growth, to the Company's gross revenues for the immediately preceding fiscal year, assuming such fiscal year ended on the last day of the month immediately preceding the month which includes the date that is one year prior to the date of termination) and (B) the number of full calendar months that have elapsed in the fiscal year in which the termination occurs; (5) the Phantom Equity Bonus (if any), as set forth in Section 9 above; and (6) provided that Executive elects to continue participating in the Company's medical insurance program and pays the applicable premiums, the Company also shall maintain in full force and effect, for Executive's continued benefit the medical insurance program in which Executive (or members of Executive's family or other dependents) was participating or was covered immediately before Executive's termination through the end of the Employment Term. If the Company's medical insurance program does not allow the continued participation described in the preceding sentence, or if such participation is prohibited by applicable law, the Company shall take commercially reasonable efforts to obtain medical insurance coverage, subject to Executive's payment of any applicable premiums for such coverage, (i) providing for benefits that are substantially similar (including eligibility conditions, conditions on benefits, the value of benefits and the scope of coverage) to those provided by the medical insurance program in which Executive was participating immediately before Executive's termination and (ii) under which any eligibility or other conditions on benefits, including deductibles and co-payments are administered by applying Executive's experience under the medical insurance program in which Executive (or members of Executive's family or other dependents) was participating immediately before the Executive's termination. For the purpose of clarity, the "applicable premiums" payable by Executive for the benefit described in this Section 10(a)(iv)(6) shall, (A) if Executive continues participating in the Company's medical insurance program, equal the premium then payable by the Company's employees for coverage under the Company's medical insurance program, and (B) if the Company obtains medical insurance coverage because such continued participation is not permitted by the Company's medical insurance program or prohibited by applicable law, equal the total premium payable for such coverage less an amount equal to the dollar amount of the premium subsidized by the Company for employees participating in the Company's medical insurance program who hold a position comparable to the position held by Executive immediately prior to his termination. To the extent that any benefit extended under this Section 10(a)(iv)(6) would result in taxable compensation to Executive, Executive shall be solely responsible for any such taxes.

v.
By Executive with "Good Reason." "Good Reason" is defined as: (1) the Company makes a material adverse change in Executive's job functions, authorities, position, status, duties or responsibilities, without Executive's prior written consent; (2) the Company requires Executive to work in an office which is more than fifty (50) miles from Company's current principal Executive office without Executive's prior written consent; (3) the Company's breach of a material term of this Agreement or any other agreement between Executive and Company; provided, however, that Company shall have thirty (30) days after receipt of written notice from Executive of such breach to cure the breach; (4) the Company reduces Executive's Base Salary as in effect from time to time, without Executive's prior written consent; and (v) the Company requests that the Executive participates in an unlawful act. Executive may terminate this Agreement with "Good Reason" by giving written notice to the Company. In the event that Executive terminates his employment with Good Reason pursuant to this Section 10(a)(v), the Company shall pay to Executive the items set forth in Section 10(a)(iv) as if Executive were terminated by the Company Without Cause.

b.
By Executive. Executive may terminate this Agreement by giving written notice to the Company 30 days prior to the desired date of termination; provided, however, that should Executive announce his intention to terminate this Agreement as set forth in this section, the Company shall have the right to immediately terminate the Agreement without waiting for the end of the 30 day period. During the remainder of his employment and until the termination date, Executive shall perform all usual and customary duties of the office. In the event that Executive terminates this Agreement and his employment pursuant to this Section 10(b), the Company shall pay to Executive: (1) any Base Salary earned but unpaid prior to the date of termination; and (2) the Phantom Equity Bonus (if any), as set forth in Section 9 above, and shall have no obligation to pay to Executive any other compensation of any nature whatsoever, including, without limitation, any unpaid installments of the Signing Bonus. Moreover, should Executive attempt to terminate this Agreement with less than 30 days notice, or fail to perform the usual -and customary duties of the office from the time he provides notice through the termination date, the Company shall have no obligation to pay to Executive the Phantom Equity Bonus (if any).

11.     Covenant Not To Compete. In recognition of the need of the Company to protect its goodwill, sales contacts, and business interests, Executive agrees that, during the Employment Term and for one (1) year after the termination of said employment, Executive shall not:

a.
compete with the Company by (i) directly and personally soliciting present or prospective customers of the Company or (ii) using Company confidential information and trade secrets to solicit or assist other in the solicitation of present or prospective customers of the Company. "Prospective" customers means potential customers whom the Company has engaged in direct communications with to do business prior to the Executive's termination from employment, and the Executive was involved in such communications or had actual knowledge of the same.

b.
solicit, retain, or attempt to retain, directly or indirectly, for himself or on behalf of any other entity, the services of any person who is employed by the Company, except pursuant to a general solicitation through a public medium which is not directed specifically to any such employees.

12.     Confidential Information. As a consequence of Executive's employment, Executive will have access to certain confidential information and trade secrets of the Company. This confidential information may include, but is not limited to, marketing methods and other processes, computer programs and equipment, production and other costs, lists of customers and franchisees, prices to be charged to customers, sources of supply, markets, services and applications, marketing, sales, promotion and research plans, as well as information obtained from third parties under obligation of confidence. Executive hereby agrees to never directly or indirectly use, disseminate, disclose or reveal or use at any time, either during or after said employment, any confidential information of which Executive becomes informed during said employment, whether or not developed by Executive, except as required in Executive's performance of his duties to the Company or as authorized in writing by the Company. Furthermore, upon termination of said employment, Executive shall promptly deliver to the Company all drawings, blue prints, manuals, memoranda, notes, records, reports, and all other confidential information of the Company which is in the possession or under the control of Executive.

13.      Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the alleged breach thereof and/or Executive's employment or the termination thereof, excepting only controversies or claims arising out of the noncompetition covenant or confidentiality provisions of Sections 11 and 12, shall be settled exclusively by final and binding arbitration in Columbus, Ohio, in accordance with the rules then in existence of the American Arbitration Association. By way of example only, such claims include claims under federal, state, and local statutory or common law, such as Chapter 4112 of the Ohio Revised Code, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, and the law of contract and tort. Pursuant to this Section 13, the arbitrator shall have the authority to award the same remedies that would have been available in court for the type of claim being pursued or contested. Judgment upon the award rendered may be entered by any court having jurisdiction thereof. The party raising the claim or controversy and requesting arbitration must submit a written request for arbitration to the other party no later than one year from the date of discovery of the alleged incident purportedly giving rise to the claim or controversy. If the party raising the claim fails to submit such a written request within one year of the alleged incident, that party shall be deemed hereunder to have waived his or its right to raise the claim and shall be forever barred from raising such claim in any forum. In any legal, equitable or other action, including an arbitration under this Section 13, to enforce any breach of this Agreement, the prevailing party (by arbitration award, court judgment, order, or verdict), shall be able to recover from the non-prevailing party the prevailing party's reasonable attorneys' fees, costs and expenses incurred in connection with any such action.

14.      Other Provisions:

a.
Amendments. This Agreement contains the entire agreement between the parties regarding the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may only be altered or amended by mutual written consent of the Executive and the Company.

b.	Applicable Law. This agreement shall be governed in accordance with the laws of the State of Ohio (other than laws governing the conflicts of laws).

c.
Assignment. Neither this Agreement nor the rights and obligations of either party hereunder may be assigned by either party without the prior written consent of the other party, and any purported assignment in violation hereof shall be null and void.

d.
No Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereof to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

e.
Savings Clause. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any other parties. If any covenant or provision in this Agreement is determined to be unenforceable or void, it shall not be deemed to affect or impair the validity or enforceability of the remainder of this Agreement. Moreover, should the one year non-competition restriction provided by Section 11 of this Agreement be found to be legally unenforceable, the parties agree and intend that the maximum, reasonable time, if any, that such provision may be enforced shall be deemed to replace the one year restriction. Similarly, should the lack of a geographical limitation under the non-competition provision be found to be legally unenforceable, the parties agree and intend that the geographical restriction shall be deemed to be replaced by the maximum geographical restriction, if any, permissible under applicable law.

f.
Compliance with Section 409A of the Code. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Internal Revenue Code ("Code") and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code. For purposes of Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent. Any reference to Executive's "termination" or "termination of employment" shall mean Executive's "separation from service" as defined by Section 409A of the Code from the Company and all entities with whom the Company would be treated as a single employer for purposes of Section 409A of the Code. Any benefits or payments relating to medical insurance that are provided after completion of the applicable continuation period permitted under COBRA shall be subject to the following: (I) the benefits or payments provided during any taxable year of Executive shall not affect the benefits or payments to be provided to Executive in any other taxable year; (2) reimbursement of any eligible expense must be made on or before the last day of Executive's taxable year following the taxable year in which the expense was incurred; and (3) the right to such benefits or payments is not subject to liquidation or exchange for another benefit or payment. Nothing herein shall be construed as a guarantee of any particular tax treatment to Executive and the Company shall no liability to Executive with respect to any penalties that might be imposed on Executive by Section 409A of the Code.

g.
Withholding of Taxes. All payments and benefits required to be made or provided hereunder by the Company to Executive will be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulation.

[signature page attached]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SAFE AUTO INSURANCE CO.		RONALD H. DAVIES

By:	/s/ Ari Deshe	/s/ Ronald H. Davis

Its:	Chairman	Date:

Date:	11-9-2012